Exhibit 99.1

AGY Announces Expansion Into Asia Pacific

AIKEN, SC, USA—(March 18, 2009)—AGY, a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements, announced that it has entered into a Sale and Purchase Agreement (SPA) with Grace THW Holding Limited to acquire a 70% controlling interest in Shanghai Grace Technology Company Limited, a producer of E-glass yarns, with the option and intent to purchase the remaining outstanding shares in the near future.

The acquisition, which is expected to be finalized in the second quarter of 2009, will expand AGY’s geographic manufacturing footprint and enable it to service its growing Asia-Pacific customer base. The Asia-Pacific region represents a large market for AGY products and technology due to its diverse manufacturing base and continued economic growth. “We see significant opportunities in the Asia-Pacific region for market expansion in the high-end electronics markets that require fine yarn capabilities. Additionally, other key markets to AGY, such as aerospace, wind-energy and industrial applications, have experienced significant growth in Asia, and we are now in a position to service those requirements locally through the purchase of Shanghai Grace Technology,” commented Doug Mattscheck, AGY Chief Executive Officer.

The AGY-managed facility is a world-class, state-of-the art operation with current annual production capacity in excess of 18,000 MT of glass fiber and expansion opportunities. “Our goal is to become the preeminent independent yarn manufacturer in Asia by offering E-class products with a strong base of local support and manufacturing,” said Mattscheck. “We are currently building our sales, marketing and customer services teams to capitalize on the region’s significant growth opportunities.”

Shanghai Grace Technology is a separately incorporated, independent entity from Shanghai Grace Fabric Company Limited, another company owned by Grace THW Holding Limited. AGY acquired no weaving operations in the transaction.

Additional information may be found at the Company’s website, www.agy.com or by e-mail to info@agy.com.

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About AGY

AGY is a leading global producer of glass fiber yarns and high-strength glass fiber reinforcements used in a variety of composites applications. The company serves a diverse range of markets including aerospace and defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina USA, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania.

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand (including whether or not the Company is awarded certain new defense contracts that it has sought to obtain); the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy and raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the reports that the Company furnishes to its indenture trustee and holders of its 11% senior third lien notes and the Company’s filings with the US Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Douglas Mattscheck
AGY Holding Corp.
Ph: (803) 643-1182